Exhibit 99.1

Company Contact:	IR Contact:
Joseph Dwyer	Matthew Hayden
AXS-One Inc.	Hayden Communications
jdwyer@axsone.com	matt@haydenir.com
(201) 935-3400	(858) 704-5065

AXS-One Reports Financial Results
for Third Quarter of 2005

RUTHERFORD, N.J., October 27, 2005 / PRNewswire-FirstCall / — AXS-One Inc. (AMEX: AXO ), a leading provider of high performance Records Compliance Management (RCM) software solutions today announced its financial results for the third quarter and nine month period ended September 30, 2005.

Total revenues for the third quarter were $9.4 million, an increase of 2 percent compared with revenues of $9.1 million in the third quarter of 2004 and a 25 percent increase compared to $7.4 million during the second quarter of 2005. License revenues for the third quarter increased 94 percent to $2.5 million from $1.3 million in the third quarter of 2004 and were up 388 percent compared to $0.5 million during the second quarter of 2005. Records Compliance Management (RCM) license revenues were $2.0 million compared to $0.9 million in the third quarter of 2004, an increase of 114 percent. Total operating expenses were $9.3 million, a decrease of $1.5 million or 14% compared to $10.8 million in the third quarter of 2004. The Company reported net income of $0.2 million for the third quarter, or $0.01 per diluted share compared to a net loss of $1.7 million in the third quarter of last year or ($0.06) per diluted share and a net loss of $4.4 million in the second quarter of this year or ($0.15) per diluted share.

Commenting on the earnings announcement Bill Lyons, chairman and CEO of AXS-One said: ‘‘Our commitment during the past year to align ourselves with a partnership strategy has not been without challenges. However, our resolve in developing these key relationships helped us report the best quarter in five years in terms of license revenues, primarily driven by demand for our Records Compliance Management products. Partner activity worldwide resulted in deals closed with Sun and StorageTek, as well as with Xcellerate IT, an Australian reseller. All partner deals closed and announced during the third quarter were recognized in our third quarter financial statements. During the quarter we also announced and booked a direct sale to a leading international financial services provider. License revenue recorded on this order during the third quarter exceeded $1 million. At the end of the last quarter, our RCM products were added to the Sun Microsystems’ software price list, ensuring that their sales teams and resellers are incentivized to sell these products. We passed this milestone shortly after the Sun and StorageTek merger was completed, providing us with an important foundation as we build on our partnership with the combined company going forward.’’

Highlights from the Third Quarter include:

•	Strongest quarter for license revenues in five years

•	Record quarter for sales of Records Compliance Management software

•	Company reports profitable operations

•	Sun Microsystems adds AXS-One Compliance Platform (Sun Compliance and Content Management Solution) to company price list

•	Expenses reduced by 15% versus Q3 2004 and 14% versus Q2 2005

•	$675,000 investment by management and board members approved by shareholders

•	Harry Copperman joins the Board of Directors

•	Second major performance announcement for AXS-One Compliance Platform (ingestion processing) announced

•	Company modifies bank credit agreement providing additional flexibility.

In an unrelated development, the Company announced today its decision to accelerate the vesting of all unvested ‘‘out of the money’’ stock options awarded to current employees and directors under the Company’s stock option program. The accelerated options have exercise prices ranging from $2.15 to $6.25 with a weighted average exercise price of $2.99. Options to purchase approximately 2.2 million shares became exercisable immediately as a result of the vesting acceleration. As a condition of the acceleration, and to avoid any unintended personal benefits, the Company also imposed a holding period on the shares underlying the accelerated options. This requires all optionees to refrain from selling any shares acquired upon the exercise of the options until the earlier of the date such shares would have vested under the options’ original vesting terms or the date of the employee’s termination from the Company.

As a result of the recently revised Financial Accounting Standards Board No. 123, ‘‘Share-Based Payment’’, AXS-One will be required to recognize the expense associated with all outstanding unvested stock options effective January 1, 2006. As a result of this acceleration, the Company expects to reduce the stock option expense it otherwise would be required to record in connection with accelerated options by approximately $4.5 million over the original option vesting period.

In making the decision to accelerate these options, the Board of Directors considered the interests of the Company’s stockholders as this acceleration will reduce the reported compensation expense in future periods.

Conference call information

Management will conduct a conference call to discuss these results at 5:00 p.m. Eastern time on October 27, 2005. Interested parties can participate in the call by dialing 706-645-0399 or can access the webcast at www.axsone.com. The webcast will be archived for 30 days following the call. Interested parties may submit questions during the conference call by e-mail to IR@axsone.com. Interested parties may listen to the call via a live webcast that will be available via the company website www.axsone.com. Interested parties should access the webcast approximately 10-15 minutes before the scheduled start time.

About AXS-One Inc.

AXS-One (AMEX: AXO) is a leading provider of high performance Records Compliance Management solutions. The AXS-One Compliance Platform enables organizations to implement secure, scalable and enforceable policies that address records management for corporate governance, legal discovery and industry regulations such as SEC17a-4, NASD 3010, Sarbanes-Oxley, HIPAA, The Patriot Act and Gramm-Leach Bliley. AXS-One’s award-winning technology has been critically acclaimed as best of class and delivers digital archiving, business process management, electronic document delivery and integrated records disposition and discovery for e-mail, instant messaging, images, SAP and other corporate records. Founded in 1979, and headquartered in Rutherford, NJ, AXS-One has offices worldwide including in the United States, Australia, Singapore, United Kingdom and South Africa. For further information, visit the AXS-One website at http://www.axsone.com.

AXS-One, the AXS-One logo, ‘‘Access Tomorrow Today,’’ AXSPoint, and TransAXS are registered trademarks of, and AXS-One Compliance Platform, AXS-One Retention Manager, AXS-One Rapid-AXS, AXS-Link for Desktop, ‘‘The Records Compliance Management Company’’, e-Cellerator, AXS Desk, ‘‘AXS-One Collaboration FrameWorks,’’ SMART, AXS-Link and Tivity are trademarks of, AXS-One Inc., in the U.S. All other company and product names are trademarks or registered trademarks of their respective companies.

Special Note Regarding Forward-Looking Statements: A number of statements contained in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the applicable statements. These risks and uncertainties include, but are not limited to: our ability to improve financial and sales performance; potential vulnerability to technological obsolescence; the risks that its current and future products may contain errors or defects that would be difficult and costly to detect and correct; potential difficulties in managing growth; dependence on key personnel; the possible impact of competitive products and pricing; and other risks described in more detail in AXO's Securities and Exchange Commission filings.

AXS-ONE INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	September 30, 2005	December 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$4,814	$4,809
Accounts receivable, net of allowance for doubtful accounts	5,231	6,084
Due from joint venture	90	68
Prepaid expenses and other current assets	1,006	1,283
Total current assets	11,141	12,244
Equipment and leasehold improvements, net of accumulated depreciation	411	509
Capitalized software development costs, net of accumulated amortization	1,248	1,886
Other assets	13	142
Total assets	$12,813	$14,781

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Bank debt	1,500	—
Accounts payable and accrued expenses	4,624	5,687
Due to joint venture	—	29
Deferred revenue	7,240	9,786
Total current liabilities	13,364	15,502
Long-term deferred revenue	123	303
Stockholders' deficit	(674)	(1,024)
Total liabilities and stockholders' deficit	$12,813	$14,781

The financial information included in this document is intended only as summary providedfor your convenience, and should be read in conjunction with the complete consolidated financial statements of the Company (including the Notes thereto, which set forth important information) contained in its Reports on Form 10-K and 10-Q filed by the Company with the U.S. Securities and Exchange Commission (SEC). Such reports are available on the public EDGAR electronic filing system maintained by the SEC.

This press release contains forward-looking statements. Such statements are only predictions, and actual events or results may differ materially. All forward-looking statements involve risks and uncertainties, including, without limitation, the risks detailed in the Company's documents and reports filed from time to time with the Securities and Exchange Commission.

AXS-ONE INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Revenues:
License fees	$2,528	$1,306	$4,068	$4,770
Services	6,797	7,759	20,757	24,621
Other-related parties	32	80	69	181
Total revenues	9,357	9,145	24,894	29,572
Operating expenses:
Cost of license fees	405	693	1,175	1,479
Cost of services	3,630	4,129	12,672	12,926
Sales and marketing	2,218	2,271	7,329	6,696
Research and development	1,838	2,081	5,973	6,017
General and administrative	1,163	1,714	3,948	4,811
Restructuring and other costs	—	(83)	863	1,020
Total operating expenses	9,254	10,805	31,960	32,949
Operating income (loss)	103	(1,660)	(7,066)	(3,377)
Other income (expense):
Interest income	47	40	105	105
Interest expense	(5)	—	(6)	(14)
Equity in losses of joint venture	(17)	(40)	(44)	(122)
Other income (expense), net	49	(17)	(365)	(68)
Other (income) expense, net	74	(17)	(310)	(99)
Net income (loss) before income taxes	$177	$(1,677)	$(7,376)	$(3,476)
Income tax benefit (expense)	—	18	25	(10)
Net income (loss) before income taxes	$177	$(1,659)	$(7,351)	$(3,486)
Basic net income (loss) per common share	$0.01	$(0.06)	$(0.24)	$(0.13)
Weighted average basic common shares outstanding	33,635	28,106	30,761	27,094
Diluted net income (loss) per common share	$0.01	$(0.06)	$(0.24)	$(0.13)
Weighted average diluted common shares outstanding	34,865	28,106	30,761	27,094

The financial information included in this document is intended only as summary provided for your convenience, and should be read in conjunction with the complete consolidated financial statements of the Company (including the Notes thereto, which set forth important information) contained in its Reports on Form 10-K and 10-Q filed by the Company with the U.S. Securities and Exchange Commission (SEC). Such reports are available on the public EDGAR electronic filing system maintained by the SEC.

This press release contains forward-looking statements. Such statements are only predictions, and actual events or results may differ materially. All forward-looking statements involve risks anduncertainties, including, without limitation, the risks detailed in the Company's documents and reports filed from time to time with the Securities and Exchange Commission.